Exhibit 99.2

SATCON TECHNOLOGY

Host: David Eisenhaure

February 10, 2004/10:00 a.m. EST

SATCON TECHNOLOGY

February 10, 2004
10:00 a.m. EST

Moderator:                  Ladies and gentlemen, thank you for standing by and welcome to the SatCon Technology 2004 First Quarter Earnings conference call.  At this time all lines are in a listen-only mode.  Later there will be a question and answer session, and instructions will be given at that time.  If you need any assistance during the call, please press * then 0.  As a reminder, today’s call is being recorded.

At this time I’d like to turn the conference over to the Chief Financial Officer, Mr. Ralph Norwood.  Please go ahead, sir.

R. Norwood:                 Thank you operator and good morning, everyone.  Welcome to SatCon Technology Corporation’s conference call to review the financial and operating results for our first quarter of fiscal year 2004, which ended December 27, 2003.  Following my reading of our Safe Harbor statement, Dave Eisenhaure will provide an overview of SatCon’s first quarter’s results.  After Dave’s comments, I will discuss SatCon’s financial results in more detail and Mike Turmelle will review our operating progress.  After our comments, we will be happy to spend some time answering any questions you might have.

Now I will read our Safe Harbor language.  This conference call contains forward-looking statements that involve a number of risks and uncertainties.  For this purpose any statements that are contained herein that are not statements of historical fact may be deemed to be forward looking statements.  Without limiting to the following the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the caption “Factors

Affecting Future Results” in SatCon’s annual report on Form 10-K for the year ended September 30, 2003, which factors are included herein by reference.  A copy is available from SatCon upon request.

At this point I would like to introduce Dave Eisenhaure, SatCon’s President and Chief Executive Officer.  Dave.

D. Eisenhaure:            Thanks, Ralph, and good morning, everyone.  I want to thank all of you for joining us today.  To begin with, we are very pleased with what we see as a very successful first quarter.  Our results demonstrate further evidence that our restructuring efforts have significantly improved our operating results.

We have increased revenues by 18% to $8.2 million, as compared to $6.9 million in the same period last year, while reducing losses by 85% to $744,000 compared to an operating loss of $5.1 million in the same period last year.  This is the lowest quarterly operating loss we’ve had in over five years.  Our cash position has improved substantially as we ended the quarter with $5.4 million in cash and no bank borrowings against our $6 million credit line.

What is also very exciting is our continued vision for the future.  I believe that we’re on the verge of a significant transformation in the way we generate, distribute, and use electric energy.  I also believe that our technology will play a significant role in enabling that transformation.

I think there is a growing movement throughout alternative energy sources and distributed power systems, and that we are seeing that market starting to gain its early acceptance.  The power conversion systems that we at SatCon developed for fuel cells and photovoltaics will be at the heart of this conversion.

Our uninterruptible power systems also provide us with an important foothold in the emerging market for reliable backup power that can help reduce and prevent losses caused by electrical or grid failures.  Based on Clean Energy Trends 2003, the market for distributed and power conversion systems will grow to $40 billion.  I believe that we at SatCon are well-positioned to capitalize on this emerging market.

At this time I would like to turn the call over to Ralph Norwood, our Chief Financial Officer, for our financial review.  Ralph.

R. Norwood:                 Thank you, David.  As Dave mentioned earlier, our revenues increased 18% in our first quarter versus last year from $6.9 million in our first quarter of FY 2003 to $8.2 million in this quarter.  This increase was due in part to recognizing revenue on the sale of our first 2.2 megawatt UPS system.  This system was fully installed and accepted by the customer, Deluxe Films, during the quarter.

In addition, our revenue from funded research and development increased nearly $400,000, or 24%, compared with last year’s first quarter, as we benefited from billings on two large contracts: Triton, where we are a subcontractor to General Atomics, and another classified contract, where the ultimate customer is the U.S. Navy.

Having addressed the revenue increase, I would like now to comment on the margin side of the business.  Product revenues comes from our two manufacturing units: Electronics and Power Systems.  The gross margin from these sales totaled in excess of one million dollars or 16% of product revenues.  This represents the highest gross margin dollars from product revenue in any quarter since the third quarter in fiscal 2001, and compares with the loss at the product margin level on last year’s first quarter.

This improvement reflects our reduced cost structure and the profits we earn on incremental revenue.  The margin also improved in our Applied Technology Division, where we labeled the revenue earned as “Funded research and development revenue.”  This margin, which I define as “Funded R&D revenue” minus “Funded R&D expense,” increased from 13% of revenues in last year’s first quarter to 30% this year.  In particular, this reflects the incremental profits earned on higher revenues, as well as the lower overhead structure.

I would also like to point out that in the quarter just ended, we incurred virtually no cost for unfunded R&D.  This is in direct contrast with last year’s first quarter when we spent nearly $600,000 on projects, including UPS development and a radio frequency research initiative in our Electronics Division.  As we look forward this year, we have no plans to commit unfunded R&D funds.

Finally, I would like to address our SG&A expenses, which we decreased from $3.8 million last year, to $2.2 million in this quarter.  This 40% reduction reflects focusing our resources and pruning our overhead spending across the corporation, particularly within the Power Systems Division.

Turning now to the balance sheet: our receivables were in line with the level at the end of our September quarter, as both represented approximately 70 DSOs, that is “days sales outstanding.”  Inventory dropped nearly $1 million from September 30 to under $5 million, due in large part to our reduction in deferred revenue, where the offset is inventory.  It has been several years since we have operated with inventory under $5 million.

Our prepaid expenses are up $1 million, which is due primarily to financing costs associated with our October convertible preferred stock issue.  Since our S-3 filing was deemed effective a few days after this quarter ended, it will not be until our second quarter, that we complete the accounting for that financing and charge the associated prepaid cost to interest expense.

Turning to the liability side, you will note that the sum of our accounts payable and accrued expenses declined $2 million, reflecting a major reduction of our overdue vendor accounts.  Our deferred revenue account declined $1.3 million.  The primary reason for this drop is the recognition of revenue from the UPS sale to Deluxe.

Now I would like to turn to our cash situation.  On December 30, we announced that at the end of the first quarter, our cash would be about $5 million, that we would have zero borrowings against our $6 million line of credit, and that our cash usage from operations, excluding the approximately $2 million of reduced old vendor accounts, would be less than $1 million.  As you can see from the results today, we are confirming these numbers.

Finally, I will address our backlog.  At the end of fiscal December, our backlog totaled approximately $19 million, of which $15 million is scheduled for shipment during the next 12 months.  This $19 million backlog compares with a $16 million backlog at the end of the first quarter last year.

At this time, I would like to turn over the call to Mike Turmelle, our Chief Operating Officer, who will add additional background on our results for the quarter.

M. Turmelle:               Thanks, Ralph, and good morning.  The operations group has continued to work at reducing its costs and generating profitable revenues.  We continue to see stabilized market conditions.  Our defense work has remained strong, and we are beginning to see upward motion in our commercial markets.  We are taking business on the basis that we can make a profit.

At the Technology Center, we installed the “all-electric” ship integrated power system converters at the Navy’s land base test site in Philadelphia in late summer of 2003, after which the systems had successfully completed a number of tests including power quality, full load testing, overload testing, and the integrated fight through power IFTP capability.  The system has proven to meet all of the Navy’s performance specifications.  We are planning to do at-sea testing of the system in the not so distant future, depending on the availability of the Triton platform.

We also recently won several contract awards in the area of silicon carbide device packaging and application development.  Silicon carbide is a semiconductor material, which could potentially result in the next generation of device technology for the power electronics industry.  The material can withstand significantly higher temperatures than silicon devices and can operate at significantly higher frequencies.  Both of these features allow the development of systems that are more power dense and reliable than even before. This is of particular interest to the military where systems are required to be small, lightweight, and highly reliable.

SatCon’s work in areas that require high reliability has been extended to other existing programs such are photovoltaic power conversion, where SatCon currently is working on a Department of Energy program to provide ultra reliable inverters for the commercial photovoltaics industry.

This work is in addition to the work we are doing for other alternative energy sources, such as fuel cells.  Our MagLev products in standard and custom motors also are showing continued growth.  Over at our Power Systems Canada division, we are having great success with our new photovoltaics products line.  Our 100-kilowatt grid connected inverter design was completed, UL1741 approved and listed by the California Energy Commission, or the CEC, with a beta site planned for the next couple of months.

We have several 100-kilowatt applications planned with Unisolar, who this last quarter, chose SatCon as its suppliers for converters over 50 kilowatts in size.  We have some 50-kilowatt applications in the near future and we expect UL1741 approval and CEC listings soon.

As David said earlier, we think we’re on the verge of a sea change in the way we generate electricity and we think we have the technology that will make it happen.  We are seeing it happen now.  Dave.

D. Eisenhaure:             Thanks, Mike.  This last quarter was the best that SatCon has had in several years.  I believe that we have positioned the company to best take advantage of an improving economy and strong growth opportunity in alternative energy and power management.  We have improved our cash position; continued to shrink the cost base of the company; maintained a healthy backlog; positioned our divisions to take advantage of growing opportunities in defense and alternative energy, while maintaining our revenue base in industrial automation and commercial electronics.

Based on these results, we continue to have a goal for 2004 to be cash breakeven for the year, not counting the $2 million we used this quarter to reduce our payables and accruals, and at revenue levels consistent with those of fiscal year 2001, 2002.

We very much appreciate the patience of our shareholders and want all of you to know that we are optimistic as we look forward and are committed to generating value for our shareholders in the future.

If you have any questions for us today, I will now open the floor to the question and answer portion of the call.

Moderator:                    Thank you.  And ladies and gentlemen if you do wish to ask a question, please press the * followed by the 1 on your touchtone phone.  You will hear a tone indicating that you have been placed in queue and you may remove yourself from the queue by pressing the # key.  If you are using a speakerphone you may need to pick up your handset before pressing the * and 1. Once again, if you do have a question, please press * then 1 at this time.  We do have a question from Joseph Berwind with Bourgeon Capital Management.  Please go ahead.

J. Berwind:                   There is a lot of good things to talk about, so let me do what might be a little bit easier, which is focus on some of the things that may not have gone as well in the quarter, and I’d like you to address them, please.  Can you talk a little bit about the ability for you guys to continue growing your revenues and continue growing your gross margins for the remainder of the year in order to reach your target?  As part of that, can you talk a little bit about what you think Power Systems, Electronics, and Applied Research will do independently, as you make your way through the second, third, and fourth quarter.  Then I have a few more questions, please.

R. Norwood:                  Joe, let me take the first shot at this and I’ll focus on the margin side.  Then I’ll toss it back to Dave and Mike on the revenue side.  On the margin side, first, as you know, as we mentioned before, that we make a substantial margin - incremental margin on increased sales.  Typically, that’s in the 40% to 50% range.  So as we start to add revenues to the $8 million base we just achieved, that will start to increase our margin percentage on those products.

Secondly, we’ve indicated that we still are holding to our goal of cash breakeven with a revenue level consistent with ‘01 and ‘02, which was in the $40 million range.  Having done $8 million this quarter, then we’re going to have to up-tick that the rest of the year.  Our business tends to be lumpy, but we still have expectations to move in that direction.

J. Berwind:                   Is it consistent to think about the linearity of that growth in the 18% to 20% range, using a high 20% gross margin?

R. Norwood:                  Our business is lumpy.  The linear part - that word is probably not reflective of what will typically happen with SatCon.  Last year, we did $27 million in revenues.  To get to $40 is going to require a healthy growth rate.

J. Berwind:                   You had a fantastic gross margin in the quarter of plus 36% off of what looks like a 22% number in the fourth quarter of last year.  It doesn’t look heroic to produce product revenues sequentially at 18% through the rest of the year, even if you held R&D revenue flat sequentially over the same period.  I guess what I’m saying is, given what we did this quarter and accounting for the small amount, or the million $800,000 and some odd thousand of revenue in this quarter, where do we get that back over the course of the next three quarters?

D. Eisenhaure:             One thing to keep in mind, Joe, is right now, we believe that we can see the revenue, either contracts in hand or contracts we currently have under negotiation, where we’ve reached a meeting of the minds with a customer.  We can see the work to do that.

As far as revenue recognition goes, when Ralph talks about the revenue being lumpy, we have several contracts in hand right now that are of the type, where we can’t recognize revenue against those contracts until they’re completed.  Some of those contracts will carry revenue forward into the end of the year, even though we’re putting the work product of that in inventory at this point.

J. Berwind:                   Ralph, can you explain the revenue recognition policy for the rotary system, please?

R. Norwood:                  It’s a typical product that runs a $1.0 to $1.5 million in sales going forward.  What we have to do is - once we have a contract to deliver one - we have to complete all of the elements of the contract, which typically would involve not only shipment and delivery, but installation and final customer acceptance.  Until that’s all done, that product remains in inventory until all of those steps are completed.

J. Berwind:                   Then it would flow through?

R. Norwood:                  That’s correct.

D. Eisenhaure:             It isn’t just the Rotary UPS.  A number of contracts have that form - a development contract that we haven’t done before - we might very well get paid for that contract.  We would inventory the work against that product, but we don’t actually get to recognize that revenue until the end of the program, which might span two or three quarters and then, you get a lumpy effect.  You’d see earnings from that dropout in the contract where it was completed and see the revenue recognized in that contract.  It makes it a little bit frustrating for people, but everybody is subject to this.  It’s called SAB 101.  It’s worse for small revenue companies, like SatCon, because it has a bigger effect.

J. Berwind:                   David, can you give us an update on the backlog?

D. Eisenhaure:             Ralph went through those numbers.

R. Norwood:                  It’s $19 million, roughly where it’s been.  I think it was $20 million at the end of the prior quarter, well up from where it was a year ago.  Beyond that, we don’t break it out by division.  Again, because of our bookings, it also can be a little lumpy, but it’s remained at a solid level the last few quarters.

D. Eisenhaure:             What I indicated is if you take that backlog, plus things that we have reason to expect, things where we reach the meeting of the mind or where we have flow business, it ends up being at roughly the revenue goals that we had given you in the $40 million range at year-end.

J. Berwind:                   I could see as your turns are picking up, that leads me to my last question.  Then I’ll jump back in queue.  Ralph, as these turns are picking up, do you see working capital as a use of cash going forward?  You guys have done a fantastic job, really a fantastic job bringing this thing down again.  What I’d like to know is roughly, where you think steady state is and what you think at a percent of revenues that number ought to be, Ralph?

R. Norwood:                  Long-term, I believe, we can do 15%, possibly even better, Joe.  That’s taking the receivables and inventory, offset by payables and accruals.  It’s quite a bit lower than that today, but we still have a bit more old payables that we need to clean up going forward.  But long-term, I think, 15% would be a good number.

J. Berwind:                   I’ll jump back in queue.  I have another question.

Moderator:                    We’re not showing a question in queue at this time.

D. Eisenhaure:             I guess we get Joe Berwind back.  He indicated he had another question.

Moderator:                    We’ll go ahead and open up Mr. Berwind’s line.  Please go ahead, sir.

J. Berwind:                   Just a last question.  In your release, you were very specific to talk about the power conditioning systems, and I’m not exactly sure what point we were trying to make as it relates to that business, primarily probably because the opportunity seems to be a little bit on the come in the past and only recently have we seen reported orders for this particular product.  Now you seem to be excited about it.  Can you explain to me a little bit more about why or how this thing, where it stands in the system and why it’s a good opportunity for the company?

D. Eisenhaure:             It’s always the marketplace that determines what’s a good opportunity.  We’ve started to see significant increases in orders in both the fuel cell product lines and in the photovoltaics product lines from several good customers.  The one thing to keep in mind is the real building block product that we sell out of power systems are these power conditioning units.  They are the key behind putting these products together.

Whether it’s the photovoltaics systems, whether it’s the fuel cell systems, or whether it’s our Rotary UPS system, which is a way to package up and sell our power conditioning electronic products into the marketplace.  So those are all passed to market for that product, where we have real competitive advantages and a product, where there’s significant barriers to entry to others displacing us.

J. Berwind:                   Mike, can you tell me a little bit about the opportunity in the electronics division?  I understand 75% of it is aerospace and military.  Specifically, I’m thinking about the satellite uplink business and the missile and satellite guidance systems as opportunities that may have changed, given the new appropriations the government has made in those particular businesses.  Can you talk about that?  Is that relevant?

M. Turmelle:                It is relevant, Joe.  We’re seeing a lot of interest in that, actually a lot of orders coming out of that.  As you talk about the satellite uplink, if you look at the back of a lot of the Humvees that are on the news lately over in Iraq and in the Middle East, those all have SatCon parts on it.  You talked about satellite uplinks on the GPS stuff that has SatCon parts on it.

I think the real growth will come not only from that, Joe, - I think, as you start to see a resurgence in the whole telcom market - it was at one time 50% of the business in our electronics business - we’re just starting to see signs of that coming back, particularly the precursor to that is a lot of the thin film interconnect devices we do are starting to see, again, a resurgence in that.  So the military business has been great for us.  We’ve really shown that we have a real niche in the RF high bandwidth area.  Now we’re starting to see some of the other business come back, so it’s pretty exciting.

J. Berwind:                   My last question, David, Mike, either of you, it was great to see you actually step out in the year-end filing and talk about the potential for an industrial relationship for the sales, marketing and distribution of the Rotary UPS systems.  Can you give us an update?  Is it reasonable to think that we could see a partnership by the summertime or possibly before that?

In the past, you’ve been unable to give us any specifics about that, but in the past, you haven’t really stepped out in your filings to talk about it very much.  So I wonder if that hasn’t changed.  If you can, just cover that end a little bit more.  That’ll be it.  Thanks, guys.

D. Eisenhaure:             Yes.  It would be our hope to do that.  Clearly, the path to market is something that’s important to us.  When we first introduce the products, it’s not as important.  We get the first beta sites out there, but as interest builds, it’s a very important thing.  As you indicated, we have openly said we have discussions going on in that area.  It’s important to us.  I think talking about something being concluded by the summertime period is something we’d like to do and have that as a goal.

Obviously, in any kind of relationship it takes two to tango, but that’s the kind of time frame we’re thinking in and we will do everything we can to make that happen.  We don’t want to have the wrong marriage either.  There is nothing worse than a bad marriage and we’re looking to get something that helps us, helps our shareholders, and helps bring perhaps more than one of SatCon’s products to the market.

J. Berwind:                   You guys are doing a great job.  Thank you very much.

M. Turmelle:                I think, Joe, just as a point.  A big deal for us was to get these two systems up and running.  That was the one thing that everyone asked about. Do you have any systems running, are your systems up and working?  So a big part of our whole marketing and our working strategy was to get those systems in, get those systems up, make the customers happy, use those as beta sites so that we can take potential customers, potential distribution partners out to see units that are actually working in the field.  So we’ve made great progress.  We’ve got both systems up and made great progress along that.  We’re working feverishly to get other ones.

J. Berwind:                   Keep it up.  Let’s see those orders keep coming.

D. Eisenhaure:             We’re working on it.

Moderator:                    The next question comes from Richard Turnure’s line with Washington Asset Management.  Please go ahead.

R. Turnure:                  Great quarter and revenue and expenses there.  Just a couple of questions.  If you just eyeball the numbers - more back of the envelope rather than wasting a ton of time on Excel here - and given a couple of your statements with revenues in the sort of 2000, 2001 range; and this sort of cost model right here and breakeven profitability; when I look at it, just using a 12-C here, it looks to me like you’ve got to have no leverage in your COGS, R&D, or anything else to stay at breakeven.  Is there a chance you might be a little conservative with the way you’re delivering that revenue guidance and the cash flow guidance?

D. Eisenhaure:             I think it’s very important to be conservative in giving guidance today, so we’ll kind of keep that in our pocket.  But you’re absolutely right; that’s the way you want to err in giving guidance.

R. Turnure:                  Fair enough.  I understand you.  Thank you, gentlemen.  Great quarter.

Moderator:                    We do have a question then from Frank Corso with Omni Investments.  Please go ahead.

F. Corso:                       Congratulations.  You guys are doing a great job.  I’m happy with the growth.  I’m also much interested in knowing about some of the road shows and conference presentations in addition to that.  I’d like to see if it’s possible for you to show product descriptions and some of the available products on the Internet.

D. Eisenhaure:             We do have some products.  In fact, it’s interesting you should say that, because sales of some of our power systems products, particularly our large industrial products, are quite strong over the Internet right now.  If you go to our Web site, and go to Power Systems or to Electronics.  You’ll see that and maybe you’ll buy something.

F. Corso:                       Do you also reference current or past customers that are using the systems?

D. Eisenhaure:             No.  We don’t do that.  We try to let the sales guys do that when they call in.  In fact, we’re thinking very seriously about upgrading our Internet marketing efforts, because of the results there have been strong and we’re going to focus on that more, especially overseas orders.  It’s a surprising thing.  When they talk about the World Wide Web, they really mean it.

F. Corso:                       What about future conference presentations?

D. Eisenhaure:             We’ll do that as much as we can.  What we’ve been doing is going around and making presentations when we can at the various brokerages who hold our stock.  As opportunities come, we’ll try to do that in the New York, Boston, maybe West Coast areas.  If you have any conferences that you see that you personally would like us to present at, just send us an e-mail and we’ll take a look at it, and see if we can make it work.

F. Corso:                       Again, congratulations.  You guys are doing a great job.

D. Eisenhaure:             Thanks, Frank.  I appreciate your support over the years.

Moderator:                    At this time we have no further questions in queue.

D. Eisenhaure:             Thank you all.  I appreciate you attending our conference call again.  I hope you’ll be with us next quarter.  If you have a need for information during the quarter, give Bill O’Donnell or myself a call, or any of us.  We’ll see if we can get the information you need.  Thank you all, again.

Moderator:                    Ladies and gentlemen, that does conclude our conference for today.  Thank you for your participation and for using AT&T Executive Teleconference.  You may now disconnect.